EXHIBIT 10.2

DATED DECEMBER __, 2011

(1)    CDI ANDERSELITE LIMITED
(2)    STUART BATCHELOR

_________________________________________
SERVICE AGREEMENT
_________________________________________

160 Queen Victoria Street, London EC4V 4QQ
Tel: 020 7184 7000 Fax: 020 7184 7001

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THIS AGREEMENT IS MADE ON DECEMBER __, 2011
BETWEEN:

(1)	CDI ANDERSELITE LIMITED a company registered in England and Wales under number 00874026 whose registered office is at Capital House, 1 Houndwell Place, Southampton SO14 1HU (the “Company”) and

(2)	STUART BATCHELOR of The Ridings, 216 Forest Road, Coalville, LEICS, LE67 3SJ (the “Executive”).
This Agreement sets out the terms on which the Executive will serve the Company.

1.	Definition and Interpretation

1.1	In this Agreement, unless the context otherwise requires, the following terms and expressions shall bear the following meanings:

1.1.1	“Board” means the board of directors for the time being of the Company;

1.1.2	“Commencement Date” means [DATE];

1.1.3	“Confidential Information” information of a confidential or secret nature which includes but is not limited to:

(a)
details of any trade secrets, customer lists, trading details or other information of a confidential nature relating to the goodwill and secrets of the Company or any Group Company, including (without limitation):

(i)
financial information (including but not limited to business plans, business models, confidential pricing information or any information relating to prospective or actual tenders for contracts with prospective or actual suppliers or investors or customers of the Company or any Group Company) relating to the Company or any Group Company;

(ii)	any information about the investment strategy employed by the Company or any Group Company, or specific investments made or planned by the Company or any Group Company (and their terms);

(iii)	any materials or information (including unpublished price sensitive information) not publicly known regarding any investment or potential investment;

(iv)	any Inventions created or developed by the Company’s or any Group Company’s employees or consultants;

(v)	the business plans, marketing plans or methods of the Company or any Group Company;

(vi)	the details of the employees, members and officers of the Company or any Group Company, their performance records, medical records, appraisal information, remuneration and other benefits.

(b)	any other information specifically designated by the Company or any Group Company as confidential; and

(c)	any information in relation to which the Company or any Group Company owes a duty of confidentiality to any third party;

1.1.4	“CDI Board” means the Board of Directors for the time being of CDI Corporation;

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1.1.5
“directly or indirectly” (without prejudice to the generality of the expression) whether as principal or agent (either alone or jointly or in partnership with any other person Company or company), or as a shareholder or holder of loan capital in any other company, or being concerned or interested in any other person, Company or company, and whether as a director, member, partner, consultant, employee or otherwise;

1.1.6
“Group” means the Company any holding company of the Company and any subsidiary and/or subsidiary undertaking of the Company or such holding company whether in the United Kingdom or elsewhere whether in the United Kingdom or elsewhere in the world (and “subsidiary undertaking” shall include, for the avoidance of doubt, any partnership (whether a limited liability partnership or otherwise) and, unless the context requires otherwise, words and expressions defined in the Companies Act 2006 (as amended) shall have the same meaning in this definition;

1.1.7	“Group Company” means any entity in the Group;

1.1.8	“Incapacity” means any illness, injury, accident or other similar cause, which prevents the Executive from carrying out his duties under this Agreement;

1.1.9
“Intellectual Property” any discovery, formula, database right, invention (whether patentable or not, and whether or not patent protection has been applied for or granted), process, secret process, concept, methodology, improvement in procedure, trademark application, trade mark, service mark (whether registered or unregistered), business name, patent design, patent, registered or unregistered design (whether or not design rights subsist in it), utility model, technique, algorithm, routine, system, source code, software, formula, formula improvement, development, proprietary information, trade name, website, internet domain name, logo, artwork, slogan, know-how, technical information, trade secret, financial model, computer models (including models for asset selection and pricing), works in which copyright subsists or may subsist (including computer software and preparatory and design materials therefore and any user manuals or other related material), topography rights and all works protected by rights or forms of protection of a similar nature or having equivalent effect anywhere in the world or other intellectual or industrial property right;

1.1.10
“Invention” any Intellectual Property made, discovered, created, acquired or produced by the Executive (whether alone or jointly with any other person) during the course of the Executive’s employment which relates to or is useful in connection with the business or any product or service of the Company or the Group;

1.1.11	“Termination Date” means the date of termination of this Agreement whether lawful or unlawful; and

1.1.12	“WTR” the Working Time Regulations 1998.

1.2	Words importing one gender include all other genders and words importing the singular include the plural and vice versa;

1.3	References to any statutory provisions include any modifications or re-enactments of those provisions and all subordinate legislation made under them;

1.4	The clause headings do not form part of this Agreement and shall not be taken into account in its construction or interpretation.

2.	CONDITIONS

2.1	This Agreement shall not be binding on the Company or any Group Company until it has been unconditionally executed and delivered by or on behalf of the Company, and provided that:

2.1.1	after the date hereof but before the Commencement Date:

(a)	the Company has received satisfactory references from the Executive’s most recent employer; and

(b)	the Company has received satisfactory results from background screening conducted in respect of the Executive; and

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(c)	the Executive has provided evidence which is satisfactory to the Company of his entitlement to work in the UK;

2.1.2
the Executive may lawfully perform all of his duties under this Agreement at the Commencement Date and is not restricted in any way from performing such duties under any court order or contractual obligation to any third party (whether express or implied and including without limitation any notice period or the provisions of any restrictive covenants or confidentiality obligations).

3.	Term of Employment

3.1
The Company shall employ the Executive and the Executive shall serve the Company from the Commencement Date, subject to the other terms and conditions of this agreement, unless and until either party shall give to the other not less than six months’ notice in writing to terminate this agreement. The Executive is eligible to participate in CDI Corporation’s Executive Severance Program subject to the terms and conditions thereof as such may be amended from time to time. For clarity, a compromise agreement would be required in order to receive severance under this program. In addition, references to “COBRA” arrangement are not applicable to UK based employees.

3.2
The Executive’s period of continuous employment with the Company for statutory purposes will begin on the Commencement Date. No employment with a previous employer counts as continuous employment with the Company.

3.3
The Company reserves the right in its absolute discretion at any time lawfully to terminate this agreement with immediate effect by giving notice of such termination and by paying, in lieu of salary and other benefits pursuant to this agreement, an amount equal to the basic salary which the Executive would have earned from the date of such termination until the first date upon which his employment could, save in accordance with this clause 3.3, otherwise have been lawfully terminated together with a further sum equivalent to the value of benefits (as determined by the CDI Board) (with the exception of any bonus payable under clause 7.2) to which the Executive would have been entitled during such period to the extent that the Executive does not in fact receive those benefits for the whole or part of such period. Any payment to the Executive pursuant to this clause 3.3 will be subject to tax and other statutory deductions as required by law. Nothing in this clause shall confer upon the Executive any entitlement or expectation (whether by implied term or otherwise) to receive any payment in lieu of notice, whether as a consequence of the lawful or unlawful termination by either party of this Agreement.

3.4
The Executive warrants that by virtue of entering into this Agreement and performing the duties set out in this Agreement he will not be in breach of any contract of service or for the provision of services or any partnership agreement and will, save as implied by law, be free from all agreements, arrangements or other restrictions restricting his right to compete with any person or to solicit clients or employees of any person or in any way restricting him from performing this agreement in accordance with its terms.

3.5
Notwithstanding any other provision of this agreement, the Company shall not be under any obligation to vest in or assign to the Executive any powers or duties and may without the need to give any reason for so doing during any period of notice served or purported to be served under this agreement:-

3.5.1	require the Executive to perform:‑

(a)	all his normal duties; or

(b)	a part only of his normal duties and no other; or

(c)	such other duties as it may require and no others; or

(d)	no duties whatever; and

3.5.2	suspend or exclude the Executive from all or any premises of the Company and any company in the Group; and

3.5.3
require the Executive not to contact any customers, clients, suppliers or employees of the Company or any company in the Group in connection with the business of the Company or any Company in the Group; and

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3.5.4
require the Executive immediately to resign from any directorships which the Executive holds in the Company and any company in the Group (and if the appropriate resignation shall not be signed and delivered to the Board within seven days after such request the Executive agrees that the Board may appoint any director of the Company to sign such notice of resignation for and on behalf of the Executive and in the Executive’s name for such purpose);

3.5.5	require the Executive to return to the Company all documents and other materials (including copies) belonging to the Company or any company in the Group.

3.6
The Executive’s salary will not cease to be payable (in whole or in part) nor will the Executive cease to be entitled to any other benefits under this agreement (save for any bonus payable under clause 7.2) nor will the Executive cease to be bound by any express obligations pursuant to this agreement (save as specifically varied by this clause 3.6) by reason only of such requirement as is described in this clause 3.6 and, for the avoidance of doubt, the Executive shall remain bound by his duty of good faith to the Company and the provisions of clause 12 of this agreement.

3.7
If the Executive fails to make himself available for work during any period of notice of termination of the Executive’s employment, other than pursuant to clause 3.6 or in accordance with clauses 8 or 10 or with the prior written permission of the CDI Board, the Executive shall not be entitled to any payment of salary or to any benefits in respect of such absence.

4.	Duties

4.1
The Executive will serve the Group in the capacity of Senior Vice President, EMEA of CDI Corporation and the Company and will carry out such duties as the CDI Board may from time to time determine and shall report to the CDI Board or such other person/s as the CDI Board may nominate from time to time.

4.2
The Executive shall, subject always to the control of the CDI Board, carry out such duties and (without further remuneration) accept such offices and directorships, notwithstanding the Executive’s job title, as may be assigned to the Executive from time to time by the person to whom he reports and by the CDI Board and such duties and/or offices and/or directorships may relate to the business of the Company or of any company in the Group.

4.3	The Executive agrees that he will (in addition to observing his fiduciary duties and any other duties implied by law):

4.3.1	faithfully, efficiently and diligently perform his duties and exercise his powers;

4.3.2	comply with the proper and reasonable directions and/or restrictions of the Board and the CDI Board and all rules and regulations issued by the Company;

4.3.3	use his best endeavours to promote, develop and extend the business, interests and reputation of the Group; and

4.3.4	promptly disclose to the CDI Board any information that comes into his possession which adversely affects the Company or the Group.

4.3.5	render his services in a professional and competent manner and in willing co-operation with others;

4.3.6	carry out his duties and exercise his powers jointly with any other person who may at any time be appointed by the Company to act jointly with the Executive;

4.3.7
not, during his employment, in competition with the Company or any Group Company, directly or indirectly take any steps to enable the Executive to compete with any business carried on by the Company or any Group Company;

4.3.8
declare to the CDI Board any interest that the Executive may have (directly or indirectly) in any proposed transaction or arrangement with the Company or any Group Company, as soon as practicable and in any event before any such transaction or arrangement is entered into;

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4.3.9
promptly provide (in writing, if so requested) such information, advice and explanations as the Company may reasonably require in connection his activities in relation to the business of the Company or any Group Company;

4.3.10
not, without first obtaining the approval of the CDI Board or the Chief Executive Officer, speak in public or write any article for publication on any matter connected with or relating to the business of the Company or the Group;

4.3.11
under no circumstances whatsoever either directly or indirectly receive or accept for his own benefit any commission, rebate, discount, gratuity or profit from any person, company or Company having business transactions with the Company or any Group Company unless previously agreed in writing with the Company;

4.3.12
not induce or attempt to induce any client or customer or supplier of the Company or any Group Company to cease conducting any business or to reduce the amount of business or adversely to vary the terms upon which any business is conducted with the Company or any Group Company or to exclude the Company or any Group Company from new business opportunities in relation to products or services of a kind normally dealt in by the Company or any Group Company;

4.3.13
not at any time knowingly or willingly do or cause or permit to be done anything which is calculated or may tend to prejudice or injure the interests of the Group and, if during the continuance of this agreement, the Executive shall learn of any act or omission by any other person (whether or not employed by any company in the Group) which is calculated or may tend to prejudice or injure the interests of the Group the Executive shall promptly report it to the CDI Board giving all necessary particulars; and

4.3.14
promptly provide (in writing, if so requested), details of any misconduct or breach of duty, whether by the Executive or any other person (whether or not employed by any Group Company) and any other information which comes into his possession which adversely affects or may adversely affect the Company or the Group or their respective businesses including (without limitation) the plans of any senior employee to leave the Company or any Group Company, to join a competitor or compete with any business carried on by the Company or any Group Company, or any misuse of the Company’s property or resources (including, without limitation, any Confidential Information);

4.3.15
not, during the Employment, in competition with the Company or any Group Company, directly or indirectly take any steps to enable him to compete with any business carried on by the Company or any Group Company;

4.3.16	keep the CDI Board promptly and fully informed (in writing if so requested) of his conduct of the business, finances or affairs of the Company or any Group Company.

4.4	The Executive shall not without the prior written consent of the CDI Board:

4.4.6	incur on behalf of the Company or the Group any capital expenditure in excess of such sum as may be authorised from time to time; or

4.4.7
enter into on behalf of the Company or the Group any commitment, contract or arrangement otherwise than in the normal course of business or outside the scope of his normal duties or of an unusual or onerous or long term nature.

5.	Place of Employment

5.1
The Executive’s place of employment shall be at the Company’s office at Johnson Smirke Building, Royal Mint Court EC3N 4HJ or any other place of business in the United Kingdom from where the Company may operate, as directed by the Company, from time to time. The Executive shall undertake such travel both within and outside the United Kingdom as may be necessary for the proper performance of his duties. The Executive shall not normally be required to work outside the United Kingdom for a period of more than one month without consent.

5.2
The Executive may from time to time be reasonably required at the absolute discretion of the CDI Board to undertake travel both within the United Kingdom and internationally for the proper performance of his duties.

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6.	Hours of Work

6.1
The Executive shall devote himself exclusively to the performance of his duties during the Company’s normal hours of work (which are from 8:00 to 5:00 Monday to Friday inclusive). The Executive will comply with such hours and will also work any further hours as may from time to time become necessary in order to perform his duties to the satisfaction of the CDI Board. He will not be entitled to receive any additional remuneration for work done outside his normal hours of work.

6.2
It is agreed and acknowledged that any additional hours worked by the Executive outside normal business hours fall within Regulation 20(2) WTR on the basis that they are not measured or predetermined and can be determined by the Executive and accordingly that Regulation 4(1) WTR does not apply to such additional hours. In the event that any additional hours worked by the Executive outside the Company’s normal office hours are not covered by Regulation 20(2) WTR, the Executive agrees that the limit in Regulation 4(1) WTR shall not apply to the Executive. The Executive shall be entitled to withdraw such agreement by giving 3 months prior written notice to the Company.

7.	Remuneration and Benefits

7.1
The Executive will be paid a salary of £220,000 per annum subject to deductions for tax and national insurance contributions as required by law, payable in arrears by electronic transfer on a monthly basis in accordance with the Company’s fiscal calendar (i.e., each quarter consists of two four week months and one five week month). Salary will accrue from day to day and will be inclusive of any directors’ fees payable to the Executive by the Company or any Group Company.

7.2
The Executive will be eligible to be considered for an annual discretionary bonus. The payment, the amount (if any), the nature and the timing of such bonus and the terms upon which such bonus may be payable (including without limitation the deferral of any discretionary bonus or part thereof) are all at the Company’s absolute discretion. The fact that a bonus is paid in one year or in relation to a particular period is no guarantee of (and does not give rise to any expectation of or entitlement to) a bonus in any subsequent year or in relation to any subsequent period.

7.3
The Executive shall be neither eligible to be considered for nor entitled to receive any discretionary bonus if at the time the bonus is due to be paid he is no longer employed by the Company, or he is under notice of termination of employment (whether given by him or the Company) or he is subject to an extant disciplinary sanction. If the Executive is suspended pursuant to clause 16.3 of this Agreement, he shall not be considered for a bonus until such period of suspension expires and the complaint which led to the suspension is resolved.

7.4
The Executive shall receive a special sign-on bonus of £50,000 which will be paid in two equal parts on 15 days following Commencement Date and 12 month anniversary of Commencement Date provided that it is only payable if at the time such bonus is due to be paid the Executive remains employed by the Company and is not under notice of termination of employment (whether given by him or the Company) and he is not subject to an extant disciplinary sanction. In the event the Executive is not employed by the Company on the 12 month anniversary or is under notice of termination (whether given by him of the Company), the Executive shall reimburse the Company the prorated portion of the first portion of the sign-on bonus based on that portion of the first year completed prior to a notice of termination.

7.5	Subject always to the rules of the relevant scheme in force from time to time, the Executive shall be entitled to:

7.5.1
payment by the Company of a sum equivalent to fifteen per cent (15%) of the Executive’s basic annual salary into a personal pension plan. The Company will match the first five per cent (5%) of the Executive’s contributions to the plan and at five per cent the Company will then make the ten per cent balance contribution. The Company will bear all the costs of establishing and administering this personal pension plan. Provided that the personal pension plan is a registered pension scheme, and subject to the applicable limits of HMRC in force from time to time, this sum shall be paid without deductions for income tax and employee’s national insurance contributions;

7.5.2	the benefit of private medical expenses insurance for the Executive and his immediate family; and

7.5.3	the benefit of life assurance at the rate provided to the Company’s executives.

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7.6
Any benefits provided to the Executive by the Firm from time to time may be withdrawn by the Firm if at its option it shall decide that any such benefit or class of benefits shall cease to apply to all employees or to all employees of the Company having a status similar or substantially similar to the Executive and the Company may amend the terms, rules or scale of any benefit at any time provided any such amendment is of general application.

7.7
The Executive agrees that for the purposes of the Employment Rights Act 1996 the Company may apply any sums which may be due from the Company to the Executive (including, without limitation, accrued salary and/or holiday pay and/or any payment in lieu of notice) at the Termination Date against any sums which may be due from the Executive to the Company (whether in respect of any overpayment or mistaken payment of salary or in respect of a matter requiring written authorisation pursuant to the Employment Rights Act 1996 or otherwise) and the Executive further agrees that, in the event of his failure to give due notice of termination of this agreement, the Company may retain any such sum without prejudice to its right to claim damages for any additional loss it may suffer as a result of the Executive's failure to give due notice of termination.

8.	Holidays

8.1
The holiday year runs from 1st January to 31st December. The Executive is entitled, in addition to statutory bank and public holidays, to 26 days’ paid holiday in each holiday year, accruing on a daily basis. This entitlement includes the Executive’s entitlement under the WTR.

8.2
The Executive’s entitlement will be pro-rated in the year of joining and leaving the Company. On the termination of the Employment, the Executive will be entitled to a payment in lieu of any accrued but untaken holiday at the rate of 1/260th of the basic salary in respect of each day of holiday entitlement. However, the Executive will not accrue any contractual holiday entitlement during any period of garden leave under clause 3.6 save that any entitlement to annual leave pursuant to the WTR shall continue to accrue during such period. If, on the termination of the Employment, the Executive has taken holidays in excess of his entitlement, the Company may deduct from his final salary payment an amount equal to the gross salary paid to his in respect of such holidays and the Executive expressly consents to any such deductions.

8.3	The Executive will consult with the CDI Board as to the dates on which he proposes to take his holiday whose Agreement to his holiday dates will not be unreasonably withheld.

9.	Expenses

9.1
The Company shall reimburse the Executive (against production of satisfactory receipts) all reasonable travelling, hotel and other expenses reasonably, necessarily and properly incurred by him in the performance of his duties. The Company shall meet, against production of appropriate evidence of expenditure, all rental and call costs for a mobile phone or smart phone.

9.2
If the Executive is provided with a credit or charge card by the Company or any company in the Group it must only be used for expenses incurred by the Executive in performing the Executive’s duties under this Agreement.

10.	Sickness Absence

10.1
If the Executive is absent from work due to Incapacity, he (or someone on his behalf) must notify the Company on the first day of absence. If the sickness absence lasts 7 calendar days or less, the Executive must complete a self-certification form on his return to work. For absences lasting more than 7 calendar days, the Executive must produce a medical certificate from his doctor stating the reason for his absence. The Executive must keep the Company regularly informed of his absence and likely duration of his absence. Further medical certificates are required for each further week of sickness absence. Failure to notify the Company of his absence may render the Executive subject to disciplinary action and may also bar him from receiving sick pay.

10.2
Subject to the Company’s right to terminate the Employment under clauses 3 and 16 of this Agreement and the Executive’s compliance with this clause 10, any payment of salary (which shall be inclusive of any Statutory Sick Pay (SSP)) and provision of contractual benefits during absence due to his Incapacity shall be at the sole discretion of the Company.

10.3	Any payments to which the Executive is entitled under any social security scheme (whether or not claimed by the Executive) may be deducted from any sick pay paid to the Executive by the Company.

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10.4	The Company all times reserves the right to withhold, discontinue or request repayment of any contractual sick pay if:

10.4.1	the Executive fails to comply with the Company’s absence procedure;

10.4.2	the Company is satisfied that there has been an abuse of the sick pay arrangements or misrepresentation of the Executive’s health; or

10.4.3	the Executive behaves in a way likely to delay, hinder or impede recovery.

10.5
The Company may on such terms and conditions as the Company shall determine appoint a replacement to undertake some or all of the Executive’s duties in the event that the Executive is absent from work by reason of illness, accident or other incapacity in excess of 20 consecutive working days.

10.6
If the Executive shall be prevented from performing his duties as a result of illness, accident or incapacity for any period in excess of 6 consecutive months or an aggregate of 120 working days (whether consecutive or not) in any period of 12 consecutive months, the Company may, notwithstanding any other provision of this Agreement, terminate the Executive’s employment by giving the statutory minimum period of notice in which case the Executive shall not be entitled to any additional compensation.

10.7
In circumstances where the Executive shall have been prevented from performing his duties for the periods referred to in clause 10.5, the Company may in its absolute discretion, if the Executive is a director of the Company or any company in the Group, require the Executive to resign any such directorship (the imposition by the Company and the compliance by the Executive with which requirement shall not constitute a breach of contract on the part of the Company) and, if the appropriate resignation shall not be signed and delivered by the Executive to the CDI Board within seven days of such request, the Executive agrees that the CDI Board may appoint any other director of the Company to sign such notice of resignation for and on behalf of the Executive and in the Executive’s name for such purpose.

10.8
The Executive may be required at the request of the Company during the course of his employment to attend a doctor or clinic nominated by the Company for the purpose of a comprehensive medical examination to determine his fitness for continued employment and shall use his reasonable endeavours to ensure the prompt delivery of the relative report to the Company. Notwithstanding the provisions of the Access to Medical Reports Act 1988, the Executive will permit the Company access to any medical report relating to the physical or mental health of the Executive and which is relevant to the ability of the Executive to perform his duties from a medical or other practitioner who is or has been responsible for the clinical care or treatment of the Executive.

10.9
In the event that the Executive is incapable of performing his duties by reason of injuries sustained wholly or partly as a result of actionable negligence, nuisance or breach of any statutory duty or any criminal conduct on the part of any third party all payments made to the Executive by the Company under this clause in respect of any consequent absence shall, to the extent that compensation is recoverable either from the third party and/or any other body constitute loans by the Company to the Executive and shall be repaid to the Company in accordance with the provisions of this clause to the extent that the Executive recovers compensation for loss of earnings. Where the Executive recovers any compensation for loss of earnings as referred to in this clause, he shall notify the Company in writing forthwith and shall repay the amount due to the Company under this clause within 28 days of receipt of such compensation.

11.	Directorships

11.1
Any office or directorship held by the Executive is subject to the Articles of Association of that company. In the case of any conflict between the Articles and this Agreement, the Articles will prevail.

11.2
The Executive will not, without the consent of the Company, resign any office or directorship held by him as a consequence of the Employment, and will not do or omit to do anything that would provide grounds for his disqualification as a director of any Group Company.

11.3
The Executive will resign from any office or directorship held in the Company and any Group Company and all other companies of which he shall have been appointed as a director by any member of the Group, if so requested by the CDI Board at any time during or upon the termination of the Employment.

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11.4
If the Executive fails to comply with clause 11.3 above, the Company is hereby appointed to act as the Executive’s attorney to execute any document or do anything in his name necessary to effect his resignation. If there is any doubt as to whether such a document or action has been executed or carried out within the authority conferred by this clause, a certificate in writing signed by any director or the secretary of the Company will be conclusive evidence that such is the case.

12.	Outside Interests

12.1
The Executive will disclose in writing to the CDI Board all his interests in any business (apart for any interest in a Group Company) throughout the Employment. It is acknowledged that, subject to clause 12.3, the Executive may continue to retain such interests provided they do not conflict with clause 12.2 or in any way impair his performance of his duties under this Agreement.

12.2
Subject to clause 12.3 below, during the Employment (including without limitation any period of garden leave under clause 3.6), the Executive will not, without the prior written consent of the CDI Board or except as a duly authorised representative of the Company, be engaged, concerned, or interested, directly or indirectly, in the conduct of any other business which competes with that of the Company (or any Group Company) or which is a supplier or customer of the Company (or any Group Company).

12.3
The Executive may hold or be interested in shares or other securities of any company which are listed or quoted on any recognised stock exchange or dealt on the Alternative Investments Market provided that the interest of the Executive in such shares or other securities does not extend to more than 5% of the total amount of such shares or securities and may hold or be interested in shares or other securities of any other company provided that the interest of the Executive in such shares or other securities does not extend to more than 10% of the total amount of such shares or securities.

13.	Dealings In Securities
The Executive will comply (and will procure that his wife and minor children comply) with all applicable rules of law (including, in particular, Part V of the Criminal Justice Act 1993), stock exchange codes, rules and regulations, and all rules, policies and codes of conduct of the Company as issued from time to time in relation to the holding of and dealing in shares, debentures or other securities.

14.	Confidentiality

14.1	The Executive acknowledges that during the course of the Employment he will have access to and is likely to obtain Confidential Information.

14.2
Without prejudice to any common law duties owed to the Company, the Executive agrees that he will not, during or after the Employment, except as authorised by the Company or as required by law or his duties, use, divulge or disclose to any person, firm or organisation, any Confidential Information which may come to his knowledge during the Employment. The Executive further agrees to use his best endeavours to prevent the unauthorised use or disclosure of such information.

14.3
This restriction will not apply to information which becomes public (other than through unauthorised disclosure by the Executive or otherwise due to the Executive’s default), and is not intended to exclude or restrict his right to make a protected disclosure under the Public Interest Disclosure Act 1998.

14.4
The Executive is likely to obtain Confidential Information belonging to or relating to other Group Companies. The Executive will treat such information as falling within the terms of clauses 14.2 and 14.3 above, and those clauses will apply with any necessary amendment to such information. The Executive will, at the Company’s request, enter into an agreement or undertaking with other Group Companies in the same terms as clauses 14.2 and 14.3 above.

15.	Intellectual Property

15.1	The Executive will promptly communicate full details of any Inventions to the Company. Any Invention will belong to the Company or the appropriate Group Company, as the case may be.

15.2	The Executive will not disclose or exploit any Invention unless authorised by the Company or in the proper performance of his duties.

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15.3
The Executive hereby assigns to the Company or any other Group Company as appropriate to the extent allowed by law all his existing and future rights (including Intellectual Property Rights), title and interests in all Inventions.

15.4	To the extent that any right in such Inventions may not be assigned to the Company or other Group Company, the Executive will hold all such rights on trust for the Company.

15.5
In any event, at the request and expense of the Company, the Executive will give it all information and assistance as may be necessary to enable the Company effectively to exploit the Intellectual Property Rights, and will execute all documents and do all things which may be necessary to vest all such rights in the Company (or as it may direct) as legal and beneficial owner and to secure appropriate protection for all such rights anywhere in the world.

15.6
The Executive hereby irrevocably appoints the Company to take any action in his name and execute any document on his behalf for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this clause. If there is any doubt as to whether such a document or action has been executed or carried out within the authority conferred by this clause, a certificate in writing signed by any director or the secretary of the Company will be conclusive evidence that such is the case.

15.7
The Executive waives all of his moral rights (as defined in the Copyright, Designs and Patents Act 1988) and any corresponding foreign rights in respect of all Inventions where the Intellectual Property Rights belong to the Company or appropriate Group Company by virtue of this clause, to the extent that such waiver is permitted by law.

15.8	The Executive will promptly notify the Company in writing if he becomes aware of any infringement or suspected infringement of any Intellectual Property Rights in any Invention.

15.9
Rights and obligations under this clause will survive the termination of the Employment in respect of Inventions made during the Employment and will be binding on the Executive’s personal representatives.

16.	Termination and Suspension of Employment

16.1	The Employment and this Agreement may be terminated immediately without notice or payment in lieu of notice if the Executive shall:

16.1.1	be guilty of any gross misconduct or conducts himself (in connection with the Employment or otherwise) wilfully in a way which is materially detrimental to the Company or any Group Company; or

16.1.2	be negligent in respect of his duties;

16.1.3	commit a serious breach of this Agreement or, after written warning, commit any repeated or continued material breach of his obligations under this Agreement;

16.1.4	become bankrupt, have an interim receiving order made against him or make any deed of arrangement or composition with his creditors generally;

16.1.5
commit any act of dishonesty or be guilty of conduct (whether or not connected with his employment) tending to bring the Company, the Group or himself into disrepute or otherwise to affect prejudicially and materially the interests of the Company or the Group;

16.1.6
be convicted of any criminal offence (excluding an offence under road traffic legislation in the United Kingdom or elsewhere for which the Executive is not sentenced to any term of imprisonment whether immediate or suspended) or be disqualified from holding office in a company by virtue of any legislation;

16.1.7	commit a breach of the rules of any relevant regulatory authority in any jurisdiction in which the Company or the Group operates;

16.1.8	fail to comply in any material respect with any policy of the Company or the Group;

16.1.9
have provided any information relating to the Executive’s suitability for employment by the Company in the course of applying or being considered for employment which is found to be false or misleading;

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16.1.10
become addicted to or habitually under the influence of alcohol or any drug (not being a drug prescribed for the Executive by a medical practitioner for the treatment of a condition other than drug addiction) the possession of which is controlled by law; or

16.1.11	commit any unlawful act of discrimination or harassment.
If the Employment is terminated in accordance with this clause 16, the Executive will have no claim for damages or any other remedy against the Company by reason of such termination.

16.2
On the termination of the Employment for any reason or if the Executive shall cease for any reason to be a director of the Company, the Executive shall if so requested by the Company resign immediately without compensation from his office as director of the Company, all other companies of which he is a director within the Group, and all other companies of which he shall have been appointed as a director by any member of the Group.

16.3
In order to investigate a complaint or allegation against the Executive of misconduct or some other serious issue relating to his employment and to allow the Company to carry out whatever investigations it deems appropriate in relation thereto, the Company may for whatever period it considers necessary suspend him on full pay and other contractual benefits and require him not to enter any premises of the Company or the Group and abstain from contacting specific or all employees, officers, agents, investors, clients, counter-parties, analysts, brokers, professional advisers, suppliers to or other business contacts of the Company or the Group. The Executive shall not be employed by or provide services to any third party during any period for which he is suspended pursuant to this clause 16.3 and shall remain bound by all his express and implied duties as an employee of the Company save as varied by this clause.

17.	Discipline and Grievances

17.1
There are no disciplinary or grievance procedures which form a contractually binding part of this Agreement. If the Executive is dissatisfied with any disciplinary decision relating to his employment or if the Executive wishes to seek redress of any grievance relating to his employment, the Executive should apply in writing to the person or persons to whom the Executive reports.

18.	Return of Company Property
On the termination of the Employment howsoever arising or at the Company’s specific request, the Executive will immediately return to the Company all property belonging or relating to any Group Company that is in his possession or under his control. For the avoidance of doubt, this includes (but is not limited to) keys, security cards, computers, and all documents, records, correspondence, papers and other materials (and any copies thereof), whether in hard copy or in electronic or machine readable form, made or kept by, or provided to, the Executive during the Employment. The Executive will not retain any copies or extracts of such material.

19.	Reconstruction or Amalgamation
If the Employment is terminated by reason of the liquidation of the Company in order to effect its reconstruction or amalgamation, the Executive will have no claim against the Company provided that he is offered employment with the company or undertaking resulting from the reconstruction or amalgamation on terms and conditions that are no less favourable to his than the terms of this Agreement.

20.	Data Protection

20.1
The Executive agrees and acknowledges that the Company may monitor and/or record telephone calls to or from the Executive and the Executive’s use of electronic mail systems provided by the Company or Group in the course of his employment.

20.2
For the purposes of the Data Protection Act 1998, the Executive hereby gives his consent to the holding and processing of personal data provided by him to the Company or other companies in the Group for all purposes relating to his employment including, but not limited to:-

(a)	administering and maintaining personal records;

(b)	paying and reviewing salary and other remuneration and benefits;

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(c)	providing and administering benefits (including, if relevant, pension, life assurance, permanent health insurance and medical insurance);

(d)	undertaking performance appraisals and reviews;

(e)	sickness and other absence records;

(f)	taking decisions as to the Executive’s fitness for work;

(g)
providing references and information to future employees and, if necessary, governmental and quasi governmental bodies for Social Security and other purposes, the Inland Revenue and the Contributions Agency; and

(h)	providing information to future purchasers of the Company or any other companies in the Group or of the businesses in which the Executive works.

21.	Notices
Notices may be given by letter or fax. Notices to the Company must be addressed to its registered office for the time being. Notices to the Executive must be given to him personally or sent to his last known address. Any notice sent by letter or fax will be deemed to have been given at the time at which the letter or fax would be delivered in the ordinary course of post or transmission. A notice delivered by hand is given on delivery.

22.	Statutory Particulars
This Agreement contains the written particulars of employment which the Company is obliged to provide the Executive under the Employment Rights Act 1996.

23.	Miscellaneous

23.1
This Agreement will be governed by and interpreted in accordance with English law. The Company and the Executive submit to the exclusive jurisdiction of the English Courts and Tribunals in relation to any claim or matter arising in connection with this Agreement.

23.2
This Agreement supersedes any previous oral or written agreement between the Company and the Executive in relation to the matters dealt within it. It contains the whole agreement between the Company and the Executive relating to the Employment as at the date of the Agreement, except for any terms implied by law that cannot be excluded by the agreement of the parties.

23.3	The Executive cannot assign this Agreement to anyone else.

23.4	This Agreement may only be modified by the written agreement of the parties.

23.5	There are no collective agreements which directly affect the terms of the Executive’s employment.

23.6
References in this agreement to clauses and to the schedules are references to the clauses of and the schedules to this Agreement and references to this Agreement include the schedules the provisions of which form part of this Agreement and are incorporated herein.

23.7
The provisions of sections 820 to 825 (inclusive) of the Companies Act 2006 (as amended) shall apply in determining for the purpose of this Agreement whether the Executive has an interest in any shares or other securities.

23.8	The Executive undertakes to observe the provisions of the first schedule to this Agreement which forms part of this Agreement.

23.9
Notwithstanding the termination of this Agreement, save as otherwise provided herein, it shall remain in full force and effect to the extent that the obligations of the Executive which are expressed to operate thereafter or are of a continuing nature are concerned and may be enforced against the Executive accordingly.

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EXECUTED as a DEED by
CDI ANDERSELITE LIMITED
acting by                        /s/ Paulette Eberhart
Director

EXECUTED as a DEED by                /s/ Stuart Batchelor
STUART BATCHELOR
in the presence of:

/s/ Anne Hayden
[signature of witness]
Name Anne Hayden
Address 1717 Arch St., 35th Fl.
Phila., PA 19103
Occupation CDI

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THE FIRST SCHEDULE

1.	Definitions
In this schedule unless the context otherwise requires the following expressions shall have the following meanings:

1.1
“the Business” the business of the Company or any part thereof and any other business or part thereof carried on by any company in the Group as at the Termination Date and/or during the Protected Period and to which the Executive has rendered services or about which he has acquired Confidential Information or by which he has been engaged at any time during the Protected Period;

1.2
“Customer” any person, firm or company who or which at any time during the Protected Period was a customer of the Company or any other company in the Group with whom or which the Executive dealt or for whom or which the Executive was responsible on behalf of the Company or any other company in the Group at any time during the Protected Period;

1.3
“Prospective Customer” any person, firm or company who or which was at any time during the Protected Period engaged in negotiations, with which the Executive was personally involved, with the Company or any other company in the Group with a view to purchasing or obtaining goods and services from the Company or any other company in the Group;

1.4	“Protected Period” the period of 12 months immediately preceding the earlier of the Termination Date and the commencement of any Garden Leave;

1.5
“Goods and Services” any goods and services competitive with those supplied by the Company or any other Group Company at any time during the Protected Period and in the supply of which the Executive was involved or concerned or for which he was responsible at any time during the Protected Period;

1.6	“Restricted Territory” any geographic area in which the relevant company in the Group conducts the Business or part thereof;

1.7	“the Restriction Period” the period of 12 months following the Termination Date reduced by any period spent by the Executive on Garden Leave;

1.8	“Senior Executive” a person who at any time whilst the Executive was employed by the Company or engaged by any company in the Group:

1.8.1	is engaged or employed (other than in a clerical, secretarial or administrative capacity) as an employee director or consultant of that company; and

1.8.2	is or was engaged in a capacity in which he obtained Confidential Information; and

1.8.3	is so engaged at any time during the Protected Period; and

1.8.4	with whom the Executive had dealings in the course of his duties during the Protected Period; and

1.9	“Garden Leave” any period during which the Executive is excluded from his duties pursuant to clause 3.6 of the main body of this Agreement.

2.
The parties to this Agreement agree and acknowledge that it is reasonable and necessary for the protection of the Confidential Information, goodwill, stable workforce, trade secrets and trade connections of the Business that the Executive should be restrained in the terms of the covenants set out in this schedule from making available or using for the benefit of himself or a competitor or potential competitor Confidential Information or trade connections which he has obtained and is likely to obtain in the course of his employment as an Executive of the Company.

3.
The Executive accordingly covenants with the Company that in view of the circumstances referred to in paragraph 2 of this schedule, he will not (other than for and on behalf of the Company or any company in the Group) without the prior written consent of the CDI Board (such consent to be withheld only so far as may be reasonably necessary to protect the legitimate interests of the Group) directly or indirectly:

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3.1	at any time during the Restriction Period:

3.1.1
be engaged or concerned or interested or participate in a business the same as or in competition with the Business or relevant part thereof in any Restricted Territory provided always that this paragraph shall not restrain the Executive from being engaged or concerned in any business concern in so far as the Executive’s duties or work shall relate solely to:-

(a)	geographical areas where the business concern is not in competition with the Business; or

(b)	services or activities with which the Executive was not concerned to a material extent during the Protected Period;

3.1.2	in respect of any Goods and Services solicit, facilitate the solicitation of or canvass the custom or business of any Customer;

3.1.3	in respect of any Goods and Services, solicit, facilitate the solicitation of or canvass the custom or business of any Prospective Customer;

3.1.4	in respect of any Goods and Services, deal with or provide or supply any Customer;

3.1.5	in respect of any Goods and Services, deal with or provide or supply any Prospective Customer;

3.1.6	offer employment to or employ or offer to conclude any contract for services with or engage any Senior Executive;

3.1.7	solicit or entice any Senior Executive to leave his employment with or cease his directorship of or consultancy with the Company or any company in the Group;

3.2	at any time:-

3.2.1
solicit or entice or endeavour to solicit or entice any person to breach his contract of employment or contract for services with the Company or any company in the Group or procure or facilitate such by any person firm or company;

3.2.2
do or say anything likely or calculated to lead any person firm or company to withdraw from or cease to continue offering to the Company or any company in the Group any rights of purchase, sale, import, distribution or agency then enjoyed by it;

3.2.3
disclose to any person (except as required by law) or any regulatory authority or use to the detriment of the Company or any company in the Group any Confidential Information which he has acquired before the Termination Date provided always that this obligation shall not extend to any matter which is or shall be in the public domain otherwise than through the default of the Executive; or

3.2.4	falsely represent himself as being connected with or interested in the Company or any company in the Group or in the Business.

4.
The Executive agrees that if, during his employment pursuant to this Agreement or the continuance in force of the restrictions set out in this schedule, he receives an offer of employment or engagement in any capacity from any person, he will immediately provide that person with a complete and accurate copy of this schedule.

5.	The Executive hereby acknowledges and agrees with the Company that:

5.1	each of the sub clauses contained in paragraph 3 of this schedule constitutes an entirely separate severable and independent covenant and restriction on him;

5.2
the duration, extent and application of each of the restrictions contained in paragraph 3 of this schedule are no greater than is necessary for the protection of the goodwill and trade connections of the Business; and

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5.3
in the event that any restriction on him contained in paragraph 3 of this schedule shall be found void but would be valid if some part thereof were deleted such restriction shall apply with any such deletion as may be necessary to make it valid and effective; and

5.4	the Company shall be entitled to seek to enforce such restrictions not only on behalf of itself but also on behalf of any other company in the Group.

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